UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 11, 2026

APOGEE THERAPEUTICS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-41740	93-4958665
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Letterman Drive, Building B, Suites B6-850 and B6-800 The Presidio of San Francisco, San Francisco, California (Address of principal executive offices)	94129-1492 (Zip Code)

Registrant’s telephone number, including area code: (650) 394-5230

221 Crescent St., Building 17, Suite 102b, Waltham, MA 02453
Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticket Symbol(s)	Name of Exchange on Which Registered
Common Stock, par value $0.00001 per share	APGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 22, 2026, Apogee Therapeutics, Inc. (“Apogee”), a Delaware corporation, has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Andor LLC (“Parent”), a Delaware limited liability company and a wholly owned subsidiary of AbbVie Inc. (“AbbVie”), Andor Merger Co. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, and solely for the limited purposes set forth therein, AbbVie, a Delaware corporation, providing for the merger of Merger Sub with and into Apogee (the “Merger”), with Apogee surviving the Merger as an indirect wholly-owned subsidiary of AbbVie.

In connection with the anticipated consummation of the Merger, each of the directors of Apogee (Michael Henderson, M.D., Mark C. McKenna, Lisa Bollinger, M.D., Jennifer Fox, William (BJ) Jones, Jr., Tomas Kiselak and Nimish Shah) has indicated their intention to resign as a member of the board of directors of Apogee and any committee thereof, as applicable, conditioned upon and effective as of the effective time of the Merger. These anticipated resignations are not a result of any disagreement between Apogee and the directors on any matter relating to Apogee’s operations, policies or practices.

Item 5.07          Submission of Matters to a Vote of Security Holders.

On August 11, 2026, Apogee held virtually via live webcast a special meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Merger, as described in Apogee’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 13, 2026, as amended and supplemented (the “Definitive Proxy Statement”).

As of the close of business on July 10, 2026, the record date established to determine Apogee stockholders entitled to notice of and to vote at the Special Meeting, there were 62,140,183 shares of Apogee’s voting common stock issued and outstanding. At the Special Meeting, 46,526,253 shares, or approximately 74.87% of all outstanding shares of Apogee’s voting common stock entitled to vote at the Special Meeting, were present either in person or by proxy. At the Special Meeting, Apogee’s stockholders voted on the proposals listed below, with Apogee’s board of directors recommending a vote “FOR” each of these proposals, as further described in the Definitive Proxy Statement. The final results for the votes regarding each proposal are set forth below.

Proposal 1: The Merger Proposal

To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Apogee, with Apogee surviving the Merger as an indirect wholly owned subsidiary of AbbVie.

The following votes were cast at the Special Meeting (in person or by proxy) on the Merger Proposal:

Votes For	Votes Against	Abstentions
46,508,107	3,885	14,261

The Merger Proposal was approved by the holders of a majority of the outstanding shares of Apogee’s voting common stock, which, together with the written consent of all of the holders of Apogee’s non-voting common stock adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, satisfies one of the closing conditions under the Merger Agreement for the consummation of the Merger.

Proposal 2: The Compensation Proposal

To approve, on a non-binding, advisory basis, the compensation that will or may be paid, or become payable to, Apogee’s named executive officers that is based on or otherwise relates to the Merger and/or the other transactions contemplated by the Merger Agreement.

The following votes were cast at the Special Meeting (in person or by proxy) on the Compensation Proposal:

Votes For	Votes Against	Abstentions
19,323,605	27,123,259	79,389

The Compensation Proposal was not approved by the requisite vote of Apogee stockholders required to approve such proposal. However, approval of the Compensation Proposal is advisory and non-binding, and is not a condition for the consummation of the Merger.

Proposal 3: The Adjournment Proposal

The proposal to approve the adjournment of the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are insufficient votes in favor of the adoption of the Merger Agreement at the time of the Special Meeting, was not voted upon at the Special Meeting since there were sufficient votes to approve the Merger Proposal.

No other business properly came before the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Therapeutics, Inc.

Dated: August 11, 2026	By:	/s/ Michael Henderson, M.D.
Name: Michael Henderson, M.D.
Title: Chief Executive Officer